EXHIBIT 10.15

ANNUAL CASH INCENTIVE MASTER PLAN

PROVISIONS

Plan Administration

The Plan is administered by the President and Chief Executive Officer (CEO) of Portland General Electric. The CEO may alter policies and rules for the proper and effective administration of the Plan. Changes in Plan operations and funding levels, with the approval of the Compensation Committee of the Board of Directors of Enron Corp., may alter any participant's right to an unpaid award.

Eligibility

  The CEO approves participants annually. Participants should have a direct, significant, and measurable impact on the attainment of the Company's growth and profitability objectives. Participants may be added during the year at the discretion of the CEO. The CEO is not bound by selections made for prior years.

  Participants are not eligible to participate in any other annual incentive plan of the Company without the specific approval of the CEO.

Dissemination and Allocation of Awards

Each year, the CEO will determine each participant's award potential. Awards will be based upon preestablished annual financial and/or strategic and individual goals and funding levels approved by the Compensation Committee of the Board of Directors at the end of the year.

However, if the Compensation Committee of the Board of Directors determines that the established financial measures are no longer suitable to Company objectives due to a change in the Company's business, operations, corporate structure, capital structure, or other conditions deemed by the Compensation Committee of the Board of Directors to be material, the Compensation Committee of the Board of Directors will have discretion during the Award Year to modify the performance objectives.

Such modifications, as well as final corporate funding levels, may alter or affect any participant's right to an unpaid award.

Payment of Awards Earned

  Awards will be paid as soon as administratively possible following the close of the year. Cash payments may be deferred pursuant to the Company's deferred compensation plans, if eligible. Participants must be employed on the date awards are paid in order to receive the award.

  The amount of award payment is dependent upon funding levels approved by the Compensation Committee of the Enron Board of Directors.

Termination of Employment

In the event of a participant's retirement, death, disability, or termination prior to award payment, the participant will forfeit all rights to any award.

Amendment, Suspension, or Termination of the Plan

  The Compensation Committee of the Board may amend, suspend, or terminate the Plan at any time.

  The Compensation Committee of the Board may amend, suspend, or terminate any or all unpaid awards under the Plan upon a finding of current or threatened financial hardship for the Company, which shall be final and binding upon all participants.

  If the sale of PGE is approved and completed during 2004, the dates, actions and incentive plans may change. Human Resources will notify participants of any changes.